EXHIBIT 21.1
                           SUBSIDIARIES OF REGISTRANT


First  National  Bank  in  DeKalb  (a  national  banking  association)

Castle  Bank  Harvard,  N.A.  (a  national  banking  association)

Castle  Bank  N.A.  (a  national  banking  corporation)

Castle  Finance  Company  (an  Illinois  corporation)

CasBanc  Mortgage,  Inc.  (an  Illinois  corporation)

Mortgage  Junction,  Inc.  (an  Illinois  corporation  --  inactive)

SBI  Illinois,  Inc.  (an  Illinois  corporation)


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